UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.



                       Commission File Number: 000-53833



                            CHINA DU KANG CO., LTD.
	    ------------------------------------------------------
            (Exact name of registrant as specified in its charter)



            TOWN OF DUKANG, BAISHUI COUNTY, SHAANXI PROVINCE, CHINA
                     A-28,VAN METROPOLIS,#35 TANGYAN ROAD,
                       XI'AN, SHAANXI, PRC,       710065

                        TELEPHONE: (8629) 88830106-822
  ---------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                   COMMON STOCK, PAR VALUE $0.001 PER SHARE
	   --------------------------------------------------------
           (Title of each class of securities covered by this Form)


                                    COMMON
  ---------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(l)       [X]
Rule 12g-4(a)(2)       [ ]
Rule 12h-3(b)(l)(i)    [ ]
Rule 12h-3(b)(1)(ii)   [ ]
Rule 15d-6             [ ]

     Approximate number of holders of record as of the certification or notice date: ____ holder

     Pursuant to the requirements of the Securities Exchange Act of 1934, China Du Kang Co., Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

CHINA DU KANG CO., LTD.


By:  /s/Wang Yong Sheng
     ------------------
     By:Wang Yong Sheng
     Title: President & CEO, Director


Dated: February 4, 2010